Prospectus Supplement No. 3                     Filed Pursuant to Rule 424(b)(3)
(To Prospectus Dated November 2, 1999)               Registration No. 333-89345


                              Prospectus Supplement
                             Dated December 10, 1999


         This prospectus relates to the resale by the holder of our:

o        $300,000,000 principal amount of 6.25% convertible notes due 2009,

o $425,500,000 principal amount at maturity of 2.25% convertible notes due 2009, and

o the shares of Class A common stock issuable upon conversion of the notes.

         This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus dated November 2, 1999, including any amendments or supplements thereto. The terms of the notes are set forth in the prospectus.

         The information in the table appearing under the heading "Selling Securityholders" on page 42 in the prospectus is hereby amended by adding the information below with respect to selling securityholders not previously listed in the prospectus or in any amendments or supplements thereto, and by superceding the information with respect to selling securityholders previously listed in the prospectus or in any amendments or supplements thereto that are listed below:

                                                     Principal      Percentage       Number of
                                                     Amount at       of 6.25%     Shares of Class                  Percentage of
                                                    Maturity of        Notes       A Common Stock     Number of    Class A Common
                                                    6.25% Notes     Outstanding    Issuable Upon      Shares of        Stock
                                                    Beneficially       as of       Conversion of       Class A     Outstanding as
                                                     Owned That     December 8,    the 6.25% Notes     Common      of December 8,
             Selling Securityholders                May Be Sold        1999       That May Be Sold   Stock Owned       1999**
             -----------------------                -----------     -----------   ----------------   -----------  --------------
Deutsche Bank Securities Inc.                      $16,000,000         6.33            655,737           --             *
Nomura Securities International Inc.               $ 2,503,000         1.00            102,581           --             *
Susquehanna Capital Group                          $ 2,350,000           *              96,311           --             *
                                                   ===========        =====           ========        =======        =======

TOTAL                                              $20,853,000         8.26            854,629           --             *

                                                     Principal      Percentage       Number of
                                                     Amount at       of 2.25%     Shares of Class                  Percentage of
                                                    Maturity of        Notes       A Common Stock     Number of    Class A Common
                                                    2.25% Notes     Outstanding    Issuable Upon      Shares of        Stock
                                                    Beneficially       as of       Conversion of       Class A     Outstanding as
                                                     Owned That     December 8,    the 2.25% Notes     Common      of December 8,
             Selling Securityholders                May Be Sold         1999     That May Be Sold    Stock Owned       1999**
             -----------------------                -----------     -----------  -----------------   -----------   --------------

Deutsche Bank Securities Inc.                      $89,500,000        25.26          3,729,166           --             2.51

*    Less than 1%.

**   Includes shares issuable upon conversion of the notes and shares beneficially owned as of December 8, 1999.